As filed with the Securities and Exchange Commission on April 2, 2014

Registration No. 333-184493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

Form S-1 On

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	20-4494098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

5950 Priestly Drive

Carlsbad, CA 92008

(760) 940-6383

(Address and telephone number of principal executive offices)

JAY NOVAK

5950 Priestly Drive

Carlsbad, CA 92008

(760) 653-1126

(Name, address and telephone number of agent for service)

Copies to:

DOUGLAS REIN DLA PIPER LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 (858) 677-1443	JOHN HOGOBOOM LOWENSTEIN SANDLER LLP 1251 Avenue of the Americas, 18th Floor New York, NY 10020 (646) 414-6846

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On October 18, 2012, the registrant filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-184493), which was amended by pre-effective amendments on December 7, 2012, May 7, 2013, June 20, 2013 and July 2, 2013 and declared effective by the Commission on July 18, 2013 (the “Registration Statement”), to which, as reflected in the final prospectus, registered the offer and sale of up to 20,000,000 Units, with each Unit comprising one share of common stock and a Series A Warrant exercisable into shares of the registrant’s common stock and 20,000,000 Series B Warrants, each exercisable into one Unit. The registrant also registered a placement agent warrant, exercisable into 666,666 Units, including the shares of common stock comprising the Units, and shares of common stock issuable upon exercise of the Series A Warrants comprising the Units. On July 24, 2013, the registrant issued an aggregate of 20,000,000 Units, 20,000,000 Series B Warrants and also issued a placement agent warrant exercisable into 666,666 units. The Series B Warrants expired on October 24, 2013.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment No. 1”) is being filed to update the Registration Statement to include information from our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 17, 2014 and to convert the Form S-1 into a registration statement on Form S-3 pursuant to the transaction eligibility requirements of Form S-3 General Instruction I.B.4. All filing fees payable in connection with the registration of the shares of the common stock underlying the warrants covered by the Registration Statement were paid by the Company at the time of the filing of the pre-effective amendments to the Form S-1.

SUBJECT TO COMPLETION, DATED APRIL 2, 2014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

INTERNATIONAL STEM CELL CORPORATION

Series A Warrants to Purchase 36,554,822 Shares of Common Stock

and a

Placement Agent Warrant to Purchase 666,666 Units, with Each Unit Comprising one Share of Common Stock and one Series A Warrant, together with 666,666 Shares of Common Stock underlying those Series A Warrants

This prospectus relates to the issuance of: (i) up to 36,554,822 shares of our common stock (subject to adjustment), which we refer to as the Series A shares, to the holders of our Series A Warrants, issuable upon exercise of our Series A Warrants, and (ii) up to 666,666 shares of our common stock (subject to adjustment), which we refer to as the Placement Agent shares, issuable upon exercise of the Placement Agent Warrant and up to 666,666 shares of our common stock (subject to adjustment), which we refer to as the new Series A Warrant shares, issuable upon exercise of the Series A Warrants underlying such Placement Agent Warrant. We refer to the Series A shares, the Placement Agent shares and the new Series A Warrant shares together as the shares. Pursuant to the terms of the Placement Agent Warrant, the Placement Agent shares and the new Series A Warrants will be issued together as units upon exercise of the Placement Agent Warrant, each unit consisting of one share of common stock and one Series A Warrant to purchase one share of common stock. The exercise price of each Series A Warrant and the Placement Agent Warrant is $0.15. The Placement Agent shares and the new Series A Warrants may be transferred separately immediately upon issuance. The Series A Warrants and the new Series A Warrants each expire on July 24, 2018.

Our common stock is quoted on the OTC QB and trades under the symbol “ISCO”. The last reported sale price of our common stock on the OTC QB on March 31, 2014, was $0.185 per share.

Our business and an investment in our securities involve significant risks. See “Risk Factors” beginning on page 4 of this prospectus to read about factors that you should consider before making an investment decision.

The warrants may be exercised from time to time, and we will receive proceeds in connection with any exercise of the warrants.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2014.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SECURITIES COVERED HEREBY. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES TO ANY PERSON OR IN ANY PARTICULAR JURISDICTION IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SALE IS UNLAWFUL.

INTERNATIONAL STEM CELL CORPORATION

You should read this prospectus and the information and documents incorporated by reference carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. In this prospectus, references to “International Stem Cell Corporation,” “the Company,” “we,” “us,” and “our,” refer to International Stem Cell Corporation.

PROSPECTUS SUMMARY

Business Overview

International Stem Cell Corporation (sometimes referred to herein as “ISCO”, the “Company”, “we”, “us”, or “our”) is a biotechnology company focused on therapeutic and biomedical product development with multiple long-term therapeutic opportunities and two revenue-generating businesses offering potential for increased future revenue.

The Company currently has no revenue generated from its principal operations in therapeutic and clinical product development through research and development efforts. The Company has generated revenue from its two commercial businesses of $6.1 million and $4.6 million for the years ended December 31, 2013 and 2012, respectively.

Our products are based on multi-decade experience with human cell culture and a proprietary type of pluripotent stem cells, “human parthenogenetic stem cells” (“hpSCs”). Our hpSCs are comparable to human embryonic stem cells (“hESCs”) in that they have the potential to be differentiated into many different cells in the human body. However, the derivation of hpSCs does not require the use of fertilized eggs or the destruction of viable human embryos and also offers the potential for the creation of immune-matched cells and tissues that are less likely to be rejected following transplantation. ISCO scientists have created the first parthenogenetic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. ISCO’s collection of hpSCs, known as UniStemCell™, currently consists of fifteen stem cell lines. We have facilities and manufacturing protocols that comply with the requirements of Good Manufacturing Practice (GMP) standards as promulgated by the U.S. Code of Federal Regulations and enforced by the U.S. Food and Drug Administration (“FDA”).

We are developing different cell types from our stem cells that may result in therapeutic products. We focus on applications where cell and tissue therapy is already proven but where there is an insufficient supply of functional cells or tissue. We believe that the most promising potential clinical applications of our technology are:

•	Neural stem cells for treatment of Parkinson’s disease and potentially other neurological disorders, such as traumatic brain injury, stroke and Alzheimer’s disease.

•	Liver cells (“hepatocytes”) that may be used to treat a variety of congenital and acquired liver diseases. Using the same precursor cell that leads to liver cells, it is also possible to create islet cells for potential treatment of diabetes.

•	Three-dimensional eye structures to treat degenerative retinal diseases, corneal blindness, and to accelerate corneal healing.

Our most advanced project is our neural stem cell program where we anticipate filing an Investigational New Drug (IND) application with the FDA in late 2014 or early 2015 and, when approved, commence a Phase I clinical trial in collaboration with Duke University.

Each of these product candidates will require extensive preclinical and clinical development and may require specific unforeseen licensing rights obtained at substantial cost before regulatory approval may be achieved and the products sold for therapeutic use.

Our principal executive offices are located at 5950 Priestly Drive, Carlsbad, California 92008, and our telephone number is (760) 940-6383.

The Offering

Common stock being offered by us	36,554,822 shares of our common stock issuable upon exercise of Series A Warrants and 666,666 shares of our common stock issuable upon exercise of a Placement Agent Warrant and 666,666 shares of our common stock issuable upon exercise of the new Series A Warrants issuable upon exercise of the Placement Agent Warrant, all of which were issued by us as part of an offering of common stock and warrants that closed on July 24, 2013 and by subsequent exercises of Series B Warrants through the date of this prospectus.

Series A Warrants being offered by us	New Series A Warrants, issuable upon the exercise of the Placement Agent Warrant, to purchase 666,666 shares of our common stock.

Warrant Exercise Price	The Placement Agent Warrant and Series A Warrants each have an exercise price of $0.15.

Use of proceeds	We expect to use the proceeds received from the exercise of the warrants to fund our research and development activities, including our preclinical non-human primate safety and efficacy and rodent pre-clinical safety studies for our Parkinson’s disease program and for general working capital needs. See “Use of Proceeds” on page 23.

OTC QB Symbol	ISCO

Listing	Our common stock is quoted on the OTC QB and trades under the symbol “ISCO”. There is no trading market for the warrants and we do not intend to list the warrants on any national securities exchange or quotation system. Without an active market, the liquidity of the warrants is limited.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus on page 3 for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)	The total number of shares of our common stock outstanding as of December 31, 2013 is 151,175,053, and excludes:

•	23,637,693 shares of common stock issuable upon exercise of outstanding stock options, including those options issued outside our stock option plans, at a weighted average exercise price of $0.96 per share;

•	37,221,488 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at an exercise price of $0.15 per share, 7,562,500 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at an exercise price of $0.20 per share, and 200,000 shares of common stock reserved for issuance under our marketing warrants, at an average exercise price of $1.75 per share;

•	47,187,929 additional shares of common stock reserved for issuance upon conversion of our outstanding shares of Series B, Series D and Series G Preferred Stock; and

•	12,793,550 additional shares of common stock reserved for future issuance under our 2006 and 2010 stock option plans.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements”. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is at an early stage of development and we may not develop therapeutic products that can be commercialized.

Our business is at an early stage of development. We do not have any products in late stage clinical trials. We are still in the early stages of identifying and conducting research on potential therapeutic products. Our potential therapeutic products will require significant research and development and preclinical and clinical testing prior to regulatory approval in the United States and other countries. We may not be able to obtain regulatory approvals, enter clinical trials for any of our product candidates, or commercialize any products. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

We have a history of operating losses, do not expect to be profitable in the near future and our independent registered public accounting firm has expressed doubt as to our ability to continue as a going concern.

We have not generated any profits since our entry into the biotechnology business and have incurred significant operating losses. We expect to incur additional operating losses for the foreseeable future and, as we increase our research and development activities, we expect our operating losses to increase significantly. Our commercial businesses have not generated revenues in amounts to support our research and development efforts, and we may not achieve that level of revenues in the foreseeable future.

We have expended substantial funds to develop our technologies, products and product candidates. Based on our financial condition, recurring losses and projected spending, which raise substantial doubts about our ability to continue as a going concern, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2013 regarding this uncertainty. The inclusion of the going concern statement by our auditors may adversely affect our stock price and our ability to raise needed capital or enter into advantageous contractual relationships with third parties. If we were unable to continue as a going concern, the values we receive for our assets on liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.

During 2013, we used a significant amount of cash to finance the continued development and testing of our product candidates, and we need to obtain significant additional capital resources in order to develop products going forward. Our burn rate as of the fourth quarter ended December 31, 2013 was approximately $470,000 per month excluding capital expenditures and patent costs averaging $75,000 per month. We may not be successful in maintaining our normal operating cash flow and the timing of our capital expenditures may not result in cash flows sufficient to sustain our operations through the next twelve months. If financing is not sufficient and additional financing is not available or available only on terms that are detrimental to our long-term survival, it could have a major adverse effect on our ability to continue to function. The timing and degree of any future capital requirements will depend on many factors, including:

•	the accuracy of the assumptions underlying our estimates for capital needs in 2014 and beyond;

•	scientific progress in our research and development programs;

•	the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	the number and type of product candidates that we pursue.

Additional financing through strategic collaborations, public or private equity or debt financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all. Further, if we obtain additional funds through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or product development initiatives, any of which could have a material adverse effect on our financial condition or business prospects.

Through January 2017, we may direct Lincoln Park Capital Fund, LLC (“Lincoln Park”) to purchase up to $10.25 million worth of shares of our common stock under our Purchase Agreement with them, generally in amounts up to 200,000 shares of our common stock on any such business day. However, Lincoln Park shall not purchase any shares of our common stock on any business day that the closing sale price of our common stock is less than $0.05 per share, subject to adjustment as set forth in the Purchase Agreement.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all of the $10.25 million of common stock under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

We have limited clinical testing and regulatory capabilities, and human clinical trials are subject to extensive regulatory requirements, very expensive, time-consuming and difficult to design and implement. Our products may fail to achieve necessary safety and efficacy endpoints during clinical trials, which may limit our ability to generate revenues from therapeutic products.

Due to the relatively early stage of our therapeutic products and stem cell therapy-based systems, we have not yet invested significantly in clinical testing and regulatory capabilities, including for human clinical trials. We cannot assure you that we will be able to invest or develop resources for these capabilities successfully or as expediently as necessary. In particular, human clinical trials can be very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be affected by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	inability to demonstrate effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

Patents held by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy, stem cells, and other technologies potentially relevant to or required by our expected products. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware that a number of companies have filed applications relating to stem cells. We are also aware of a number of patent applications and patents claiming use of stem cells and other modified cells to treat disease, disorder or injury.

If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make and use our potential products and such claims are ultimately determined to be valid, we might not be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we may not be able to develop some products commercially. We may be required to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.

Our competition includes fully integrated biotechnology, pharmaceutical and cosmetic companies that have significant advantages over us.

The market for therapeutic stem cell products is highly competitive. We expect that our most significant competitors will be fully integrated and more established pharmaceutical, biotechnology and cosmetic companies. These companies are developing stem cell-based products and they have significantly greater capital resources and research and development, manufacturing, testing, regulatory compliance, and marketing capabilities. Many of these potential competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

If competitors develop and market products that are more effective, safer, or less expensive than our product candidates or offer other advantages, our commercial prospects will be limited.

Our cell therapy development programs face, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that we are targeting with our product candidates.

As a general matter, we also face competition from many companies that are researching and developing cell therapies. Many of these companies have financial and other resources substantially greater than ours. In addition, many of these competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals, and marketing and selling. If we ultimately obtain regulatory approval for any of our product candidates, we also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no commercial-scale experience. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated by our competitors. Competition may increase further as a result of advances made in the commercial applicability of our technologies and greater availability of capital for investment in these fields.

If we fail to meet our obligations under our license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends in part on licenses from third parties. These third party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform could be severely affected adversely.

Significant delays or reductions in U.S. Government funding may negatively affect our results of operations.

We estimate that governmental funding, either directly or indirectly (through sponsorship of academic research), comprises approximately 40% of the market for basic and applied research in biological sciences, which is the target market for our primary human cell research products. The U.S. Government is considering significant changes in government spending and other governmental programs, with several automatic spending cuts being implemented. There are many variables in how these laws could be implemented that make it difficult to determine specific impacts on our customers, and we are unable to predict the impact that these automatic spending cuts would have on funding our customers receive. Additionally, U.S. Governmental programs are subject to annual congressional budget authorization and appropriation processes. However, whether through the automatic cuts or other decisions, long-term funding for certain programs in which our research product customers participate may be reduced, delayed or cancelled. In the event that governmental funding for any of our research product customers is reduced or delayed, our sales to those customers would likely suffer, which could have a material adverse effect on our results of operations.

Restrictive and extensive government regulation could slow or hinder our production of a cellular product.

The research and development of stem cell therapies is subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. We may fail to obtain the necessary approvals to continue our research and development, which would hinder our ability to manufacture or market any future product.

The development and commercialization of our product candidates is subject to extensive regulation by the FDA and other regulatory agencies in the United States and abroad, and the failure to receive regulatory approvals for our other product candidates would likely have a material and adverse effect on our business and prospects.

The process of obtaining FDA and other regulatory approvals is expensive, generally takes many years and is subject to numerous risks and uncertainties, particularly with complex and/or novel product candidates such as our product candidates. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application or may make it easier for our competitors to gain regulatory approval to enter the marketplace. Ultimately, the FDA and other regulatory agencies have substantial discretion in the approval process and may refuse to accept any application or may decide that our product candidate data are insufficient for approval without the submission of additional preclinical, clinical or other studies. In addition, varying agency interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Any of the following factors, among others, could cause regulatory approval for our product candidates to be delayed, limited or denied:

•	the product candidates require significant clinical testing to demonstrate safety and effectiveness before applications for marketing approval can be filed with the FDA and other regulatory authorities;

•	data obtained from preclinical and nonclinical animal testing and clinical trials can be interpreted in different ways, and regulatory authorities may not agree with our respective interpretations or may require us to conduct additional testing;

•	negative or inconclusive results or the occurrence of serious or unexpected adverse events during a clinical trial could cause us to delay or terminate development efforts for a product candidate; and/or

•	FDA and other regulatory authorities may require expansion of the size and scope of the clinical trials.

Any difficulties or failures that we encounter in securing regulatory approval for our product candidates would likely have a substantial adverse impact on our ability to generate product sales, and could make any search for a collaborative partner more difficult.

Research in the field of embryonic stem cells is currently subject to strict government regulations, and our operations could be restricted or outlawed by any legislative or administrative efforts impacting the use of nuclear transfer technology or human embryonic material.

Significant portions of our business are focused on human cell therapy, which includes the production of human differentiated cells from stem cells and involves human oocytes. Although our focus is on parthenogenetic stem cells derived from unfertilized oocytes, certain aspects of that work may involve the use of embryonic stem cells. Research utilizing embryonic stem cells is controversial, and currently subject to intense scrutiny, particularly in the area of the use of human embryonic material.

Federal law is not as restrictive regarding the use of federal funds for human embryonic cell research, commonly referred to as hES cell research as it once was. However, federal law does prohibit federal funding for creation of parthenogenetic stem cells. Our operations may also be restricted by future legislative or administrative efforts by politicians or groups opposed to the development of hES cell technology, parthenogenetic cell technology or nuclear transfer technology. Further, future legislative or administrative restrictions could, directly or indirectly, delay, limit or prevent the use of hES technology, parthenogenetic technology, or nuclear transfer technology, the use of human embryonic material, or the sale, manufacture or use of products or services derived from nuclear transfer technology or hES or parthenogenetic technology.

We may be unsuccessful in our efforts to comply with applicable federal, state and international laws and regulations, which could result in loss of licensure, certification or accreditation or other government enforcement actions or impact our ability to secure regulatory approval of our product candidates.

Although we seek to conduct our business in compliance with applicable governmental healthcare laws and regulations, these laws and regulations are exceedingly complex and often subject to varying interpretations. The cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to our business are subject to frequent change and/or reinterpretation. As such, there can be no assurance that we will be able, or will have the resources, to maintain compliance with all such healthcare laws and regulations. Failure to comply with such healthcare laws and regulations, as well as the costs associated with such compliance or with enforcement of such healthcare laws and regulations, may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

Our manufacture of certain cellular therapy products triggers additional FDA requirements applicable to hESCs which are regulated as a drug, biological product, or medical device. FDA’s GMP regulations govern the manufacture, processing, packaging and holding of cell therapy products regulated as drugs. FDA’s Quality System Regulation, or QSR, similarly governs the manufacture, processing, packaging and holding of cell therapy products regulated as medical devices. We must comply with GMP or QSR requirements including quality control, quality assurance and the maintenance of records and documentation for certain products. We may be unable to comply with these GMP or QSR requirements and with other FDA, state and foreign regulatory requirements. These requirements may change over time and we or third-party manufacturers may be unable to comply with the revised requirements.

We will continue to be subject to extensive FDA regulation following any product approvals, and if we fail to comply with these regulations, we may suffer a significant setback in our business.

Even if we are successful in obtaining regulatory approval of our product candidates, we will continue to be subject to the requirements of and review by, the FDA and comparable regulatory authorities in the areas of manufacturing processes, post-approval clinical data, adverse event reporting, labeling, advertising and promotional activities, among other things. In addition, any marketing approval we receive may be limited in terms of the approved product indication or require costly post-marketing testing and surveillance. Discovery after approval of previously unknown problems with a product, manufacturer or manufacturing process, or a failure to comply with regulatory requirements, may result in actions such as:

•	warning letters or other actions requiring changes in product manufacturing processes or restrictions on product marketing or distribution;

•	product recalls or seizures or the temporary or permanent withdrawal of a product from the market; and

•	fines, restitution or disgorgement of profits or revenue, the imposition of civil penalties or criminal prosecution.

The occurrence of any of these actions would likely cause a material adverse effect on our business, financial condition and results of operations.

Health care companies have been the subjects of federal and state investigations, and we could become subject to investigations in the future.

Both federal and state government agencies have heightened civil and criminal enforcement efforts. There are numerous ongoing investigations of health care companies, as well as their executives and managers. In addition, amendments to the Federal False Claims Act, have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies under which the whistleblower may be entitled to receive a percentage of any money paid to the government. The Federal False Claims Act provides, in part, that an action can be brought against any person or entity that has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The government has taken the position that claims presented in violation of the federal anti-kickback law, Stark Law or other healthcare-related laws, including laws enforced by the FDA, may be considered a violation of the Federal False Claims Act. Penalties include substantial fines for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person or entity and/or exclusion from the Medicare program. In addition, a majority of states have adopted similar state whistleblower and false claims provision. Any future investigations of our business or executives could cause us to incur substantial costs, and result in significant liabilities or penalties, as well as damage to our reputation.

Restrictions on the use of human stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.

Although our stem cells are derived from unfertilized human eggs through a process called “parthenogenesis” that can produce cells suitable for therapy, but are believed to be incapable of producing a human being, such cells are nevertheless often incorrectly referred to as “embryonic” stem cells. Because the use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells, our research related to human parthenogenetic stem cells could become the subject of adverse commentary or publicity and some political and religious groups may still raise opposition to our technology and practices. In addition, many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue, which, if applied to our procedures, may have the effect of limiting the scope of research conducted using our stem cells, thereby impairing our ability to conduct research in this field. In some states, use of embryos as a source of stem cells is prohibited.

To the extent we utilize governmental grants in the future, the governmental entities involved may retain certain rights in technology that we develop using such grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our licensors’ research have been or are being funded in part by government grants. Our research may also be government-funded in the future. In connection with certain grants, the governmental entity involved retains various rights in the technology developed with the grant. These rights could restrict our ability to fully capitalize upon the value of this research by reducing total revenues that might otherwise be available since such governmental rights may give the government the right to practice the invention without payment of royalties if we do not comply with applicable requirements.

We rely on parthenogenesis, cell differentiation and other stem cell technologies that we may not be able to successfully develop, which may prevent us from generating revenues, operating profitably or providing investors any return on their investment.

We have concentrated our research on our parthenogenesis, cell differentiation and stem cell technologies, and our ability to operate profitably will depend on being able to successfully implement or develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. We cannot guarantee that we will be able to successfully implement or develop our nuclear transfer, parthenogenesis, cell differentiation and other stem cell technologies or that these technologies will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty/licensing fees related to our technology, would be an additional source of revenues.

The outcome of preclinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we may be unable to commercially produce our proposed products.

Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The clinical trials of our prospective products, or those of our licensees or collaborators, may not demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals. Similarly, the testing of such prospective products may not be completed in a timely manner, if at all, or only after significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.

Even if we are successful in developing a therapeutic application using our cell technologies, it is unclear whether cell therapy can serve as the foundation for a commercially viable and profitable business.

Stem cell technology is rapidly developing and could undergo significant change in the future. Such rapid technological development could result in our technologies becoming obsolete. While our product candidates appear promising, they may fail to be successfully commercialized for numerous reasons, including, but not limited to, competing technologies for the same indications. There can be no assurance that we will be able to develop a commercially successful therapeutic application for our stem cell technologies.

Moreover, advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our cell therapy services, planned products and therapeutic efforts. There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of disease. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. We are focused on cell therapy, and if this field is substantially unsuccessful, this could jeopardize our success or future results. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. Research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies may render our technologies or potential products or services uneconomical or result in products superior to those we develop. Similarly, any technologies, products or services we develop may not be preferred to any existing or newly developed technologies, products or services.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.

The biotechnology, cosmeceutical, and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

•	we will succeed in obtaining any patents, obtain them in a timely manner, or that the breadth or degree of protection that any such patents will protect our interests;

•	the use of our technology will not infringe on the proprietary rights of others;

•	patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or will not be challenged, invalidated or infringed; or

•	patents will not be issued to other parties, which may be infringed by our potential products or technologies.

We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer and other stem cell technologies. The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors’ purported patent rights and the technologies they actually utilize in their businesses.

Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

Our business is highly dependent upon maintaining licenses with respect to key technology.

Although our primary focus relates to intellectual property we have developed internally, some of the patents we utilize are licensed to us by Advanced Cell Technology, which has licensed some of these from other parties, including the University of Massachusetts. These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments). The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

Although our licenses with Advanced Cell Technology allow us to cure any defaults under the underlying licenses to them and to take over the patents and patents pending in the event of default by Advanced Cell Technology, the cost of such remedies could be significant and we might be unable to adequately maintain these patent positions. If so, such inability could have a material adverse effect on our business. Some of these licenses also contain restrictions ( e.g. , limitations on our ability to grant sublicenses) that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly. In the future we may require further licenses to complete and/or commercialize our proposed products. We may not be able to acquire any such licenses on a commercially-viable basis.

Cybersecurity breaches could expose us to liability, damage our reputation, compromise our confidential information or otherwise adversely affect our business.

We maintain sensitive company data on our computer networks, including our intellectual property and proprietary business information, as well as certain personal information regarding customers who purchase our skin care products online. We face a number of threats to our networks from unauthorized access, security breaches and other system disruptions. Despite our security measures, our infrastructure may be vulnerable to attacks by hackers or other disruptive problems. Any such security breach may compromise information stored on our networks and may result in significant data losses or theft of our intellectual property, proprietary business information or our customers’ personally identifiable information. A cybersecurity breach could hurt our reputation by adversely affecting the perception of customers and potential customers of the security of their orders and personal information. In addition, a cybersecurity attack could result in other negative consequences, including disruption of our internal operations, increased cyber security protection costs, lost revenues or litigation.

Certain of our technology may not be subject to protection through patents, which leaves us vulnerable to theft of our technology.

Certain parts of our know-how and technology are not patentable or are trade secrets. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

•	design and conduct advanced clinical trials in the event that we reach clinical trials;

•	fund research and development activities with us;

•	pay us fees upon the achievement of milestones; and

•	market with us any commercial products that result from our collaborations.

The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Contractual arrangements with licensors or collaborators may require us to pay royalties or make other payments related to the development of a product candidate, which would adversely affect the level of our future revenues and profits.

Even if we obtain all applicable regulatory approvals and successfully commercialize one or more of our cell therapy candidates, contractual arrangements between us and a licensor, collaborator or other third party in connection with the respective product may require that we make royalty or other payments to the respective third party, and as a result we would not receive all of the revenue derived from commercial sales of such product.

Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.

We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We may not be able to obtain third party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.

Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. Reimbursement in the United States or foreign countries may not be available for any products we may develop, and, if available, may be decreased in the future. Also, reimbursement amounts may reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.

Our products may be significantly more expensive to manufacture than other therapeutic products currently on the market today. We hope to substantially reduce manufacturing costs through process improvements, development of new methods, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these, or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of other therapeutic products on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

We presently lack sufficient manufacturing capabilities to produce our therapeutic product candidates at commercial scale quantities and do not have an alternate manufacturing supply, which could negatively impact our ability to meet any future demand for the product.

We expect that we would need to significantly expand our manufacturing capabilities to meet potential demand for our therapeutic product candidates, if approved. Such expansion would require additional regulatory approvals. Even if we increase our manufacturing capabilities, it is possible that we may still lack sufficient capacity to meet demand.

We do not presently have any alternate supply for our products. If our facilities where our products are currently being manufactured or equipment were significantly damaged or destroyed, or if there were other disruptions, delays or difficulties affecting manufacturing capacity, including if such facilities are deemed not in compliance with current Good Manufacturing Practice (“GMP”) requirements, future clinical studies and commercial production for our products would likely be significantly disrupted and delayed. It would be both time consuming and expensive to replace this capacity with third parties, particularly since any new facility would need to comply with the regulatory requirements.

Ultimately, if we are unable to supply our products to meet commercial demand, whether because of processing constraints or other disruptions, delays or difficulties that we experience, our production costs could dramatically increase and sales of the product and its long-term commercial prospects could be significantly damaged.

To be successful, our proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

Our proposed products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

•	our establishment and demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	reimbursement policies of government and third party payers.

If the healthcare community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

Our business is based on novel technologies that are inherently expensive, risky and may not be understood by or accepted in the marketplace, which could adversely affect our future value.

The clinical development, commercialization and marketing of cell and tissue-based therapies are at an early-stage, substantially research-oriented, and financially speculative. To date, very few companies have been successful in their efforts to develop and commercialize a stem cell product. In general, stem cell products may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit their approval or commercial use. Furthermore, the number of people who may use cell or tissue-based therapies is difficult to forecast with accuracy. Our future success is dependent on the establishment of a significant market for cell- and tissue-based therapies and our ability to capture a share of this market with our product candidates.

Our development efforts with our therapeutic product candidates are susceptible to the same risks of failure inherent in the development and commercialization of therapeutic products based on new technologies. The novel nature of cellular therapeutics creates significant challenges in the areas of product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the United States FDA has relatively limited experience regulating therapies based on cells, and there are few approved treatments utilizing cell therapy.

During the year ended December 31, 2013, we derived approximately 27% of our revenues from a limited number of customers.

During the year ended December 31, 2013, one major customer accounted for 17% of our consolidated revenues and another major customer accounted for 10% of our consolidated revenues. To the extent that any of these two significant customers, reduces or delays its purchases from us or terminates its relationship with us, our revenues would decline significantly and our financial condition and results of operations would suffer substantially.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more key executive officers, or scientific officers, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities. Accordingly, we may not be able to continue to attract and retain the qualified personnel, which would adversely affect the development of our business.

We may not have sufficient product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims. We currently have a limited amount of product liability insurance, which may not be adequate to meet potential product liability claims. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses. Adequate insurance coverage may not be available in the future on acceptable terms, if at all. If available, we may not be able to maintain any such insurance at sufficient levels of coverage and any such insurance may not provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

Risks Related to the Securities Markets and Our Capital Structure

Stock prices for biotechnology companies have historically tended to be very volatile.

Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

•	clinical trial results;

•	the amount of cash resources and such company’s ability to obtain additional funding;

•	announcements of research activities, business developments, technological innovations or new products by competitors;

•	entering into or terminating strategic relationships;

•	changes in government regulation;

•	disputes concerning patents or proprietary rights;

•	changes in our revenues or expense levels;

•	public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

•	reports by securities analysts;

•	activities of various interest groups or organizations;

•	media coverage; and

•	status of the investment markets.

This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock.

Two of our executive officers and directors can significantly influence our direction and policies, and their interests may be adverse to the interests of our other stockholders.

As of February 28, 2014, Dr. Andrey Semechkin, Chief Executive Officer and Co-Chairman of the Board of Directors, and Dr. Ruslan Semechkin, Chief Scientific Officer of International Stem Cell and a director, beneficially own approximately 44% of our outstanding shares of common stock, including shares issuable upon conversion of all the outstanding shares of our Series D and Series G Preferred Stock and shares issuable upon exercise of options and warrants. As a result of their holdings and the rights, preferences and privileges of those series of preferred stock, Dr. Andrey Semechkin and Dr. Ruslan Semechkin may appoint and remove two of our five directors, and propose candidates for nomination of up to two additional directors, and therefore will be able to significantly influence the election of our Board of Directors. They may also prevent corporate transactions (such as a merger, consolidation, a sale of all or substantially all of our assets or a financing transaction) that may be favorable from the standpoint of our other stockholders or they may cause a transaction that our other stockholders may view as unfavorable.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The rights of holders of our common stock are subordinate to significant rights, preferences and privileges of our existing three series of preferred stock, and to any additional series of preferred stock created in the future.

Under the authority granted by our Certificate of Incorporation, our Board of Directors has established three separate series of outstanding preferred stock, including Series B, Series D and Series G Preferred Stock, which have various rights and preferences senior to the shares of common stock. Shares of our existing preferred stock are also entitled to enhanced voting rights and liquidation preferences. As a result of the various voting rights, the holders of our existing preferred stock may be able to block the proposed approval of various corporate actions, which could prevent us from achieving strategic or other goals dependent on such actions. As a result of the liquidation preferences, in the event that we voluntarily or involuntary liquidate, dissolve or windup our affairs (including as a result of a merger), the holders of our preferred stock would be entitled to receive stated amounts per share, including any accrued and unpaid dividends, before any distribution of assets or merger consideration is made to holders of our common stock. Additionally, these shares of preferred stock may be converted, at the option of the holders, into common stock at rates that may be adjusted, for the benefit of holders of preferred stock, if we sell equity securities below the then existing conversion prices. Any such adjustments would compound the potential dilution suffered by holders of common stock if we issue additional securities at prices below the current conversion prices (ranging from $0.1452 to $0.3028 per share as of February 28, 2014). Additionally, subject to the consent of the holders of our existing preferred stock, our Board of Directors has the power to issue additional series of preferred stock and to designate, as it deems appropriate (subject to the rights of the holders of the current series of preferred stock), the special dividend, liquidation or voting rights of the shares of those additional series. The creation and designation of any new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

The market price for our common stock has been and may continue to be particularly volatile given our status as a relatively unknown company with a limited operating history and lack of profits, which could lead to wide fluctuations in our share price. The price at which stockholders purchase shares of our common stock may not be indicative of the price of our common stock that will prevail in the trading market.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, there has been limited trading in our common stock. As a consequence of this lack of liquidity, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who is not an affiliate of our company and who has satisfied a six month holding period may, as long as we are current in our required filings with the SEC, sell securities without further limitation. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a one year holding period. Affiliates of our company who have satisfied a six month holding period may sell securities subject to limitations. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities. Currently, a substantial majority of our securities are either free trading or subject to the release of trading restrictions under the six month or one year holding periods of Rule 144.

Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock and our Board of Directors has created and issued shares of three series of preferred stock that remain outstanding, including Series B, Series D and Series G Preferred Stock. The terms of the Series B, Series D and Series G Preferred Stock include, among other things, voting rights on particular matters (for example, with respect to the Series D Preferred Stock, restricting our ability to undergo a change in control or merge with, or sell assets to, a third party), preferences as to dividends and liquidation, and conversion rights. These preferred stock rights diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, as long as shares of our Series B, Series D and Series G Preferred Stock remain outstanding, or if our Board creates and issues additional shares of preferred stock in the future with rights that restrict our ability to merge with, or sell assets to, a third party, it could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 10, 2013, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park committed to purchase up to $10.25 million of our common stock from time to time through January 2017 at our discretion. As of February 28, 2014, we have sold 4,866,666 shares of our common stock to Lincoln Park for an aggregate purchase price of approximately $934,000. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.05 per share. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.

The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute our current stockholders. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial tax losses during our history. Subject to various limitations, we may carryforward unused taxable losses, including those generated in the future, and other available credits to offset any future taxable income until the unused losses or credits expire. Federal and state tax laws impose restrictions on the utilization of net operating loss (“NOL”) and tax credit carryforwards in the event of an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50 percentage points over their lowest ownership percentage at any time during the applicable testing period (typically, three years). Under Section 382 and Section 383, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post change income may be limited. Because of the cost and complexity involved in the analysis of a Section 382 ownership change and the fact that we do not have any taxable income to offset, we have not undertaken a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, our ability to utilize our NOL carryforwards or other tax attributes may be limited, which could result in an increased future tax liability to us.

The exercise of outstanding options and warrants to acquire shares of our common stock would cause additional dilution which could cause the price of our common stock to decline.

In the past, we have issued options and warrants to acquire shares of our common stock. At December 31, 2013, there were 44,983,988 warrants, for which we have reserved 45,650,654 shares of common stock, and 18,958,403 vested and 4,679,290 non-vested stock options outstanding, and we may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, technology licenses, financings, strategic licenses or other strategic transactions. For example, in July 2013 we issued securities in a capital raising transaction that included warrants (including Series B Warrants, which resulted in the issuance of an additional 16,754,822 shares of common stock from the exercise of these Series B Warrants). Currently, there is the potential for an additional 38 million shares of common stock to be issued upon the future exercise of the remaining Series A Warrants from that transaction. To the extent these options and warrants are ultimately exercised, existing common stockholders would experience additional dilution which may cause the price of our common stock to decline.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 is complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting now in effect are complex, costly and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective investor confidence and share value may be negatively impacted.

We do not expect to pay cash dividends in the foreseeable future on our common stock.

We have not historically paid cash dividends on our common stock, and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Risks Related to this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing the offering and therefore net proceeds from the offering will be immediately available to our management to use at their discretion. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or quotation system. Without an active market, the liquidity of the warrants will be limited.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

During 2011, 2012 and 2013, we have used a significant amount of cash to finance the continued development and testing of our product candidates. If we continue to use cash at this rate we will need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will likely be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

Our common stock is not listed on a national securities exchange, and U.S. holders of warrants may not be able to exercise their warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

Our common stock is not listed on a national securities exchange, and the exercise of the warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in the offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

The Series A Warrants may not have any value.

The Series A Warrants have an exercise price of $0.15 per share and expire on the fifth anniversary of the initial date of issuance, July 24, 2018. In the event our common stock price does not exceed the exercise price of the Series A Warrants during the period when the Series A Warrants are exercisable, the Series A Warrants may not have any value.

Holders of our warrants will have no rights as common stockholders until they acquire our common stock.

Until warrant holders acquire shares of our common stock upon exercise of the warrants, the warrant holders will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 4 of this Prospectus.

USE OF PROCEEDS

The net proceeds to us from our sale of the Units offered by us in the registered offering we completed on July 24, 2013 was approximately $2,377,000, after deducting the placement agent fees and offering expenses payable by us. These amounts do not include the proceeds which we may receive in connection with the cash exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

We expect to use the proceeds received from the exercise of the warrants to fund our research and development activities, including our preclinical non-human primate safety and efficacy and rodent pre-clinical safety studies for our Parkinson’s disease program and for general working capital needs.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we have received from the offering completed on July 24, 2013 or any proceeds we may receive from the exercise of the warrants. Accordingly, we will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of we receive. Pending these uses, we plan to invest the net proceeds of this offering in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

PLAN OF DISTRIBUTION

The Series A Warrants were offered to the public by us in connection with the July 24, 2013 financing and are already outstanding. No additional warrants will be issued to the public pursuant to this registration statement. Upon any exercise of the Placement Agent Warrant, new Series A Warrants (to purchase shares of common stock) and shares of common stock may be issued to Roth Capital Partners, LLC, pursuant to a Placement Agreement, dated as of July 19, 2013 between us and Roth Capital Partners, LLC. We will deliver shares of our common stock upon exercise of the warrants.

DESCRIPTION OF SECURITIES

The following summary describes the material terms of our currently outstanding shares of capital stock. It summarizes material provisions of our certificate of incorporation and by-laws.

General

Our certificate of incorporation authorizes us to issue 320,000,000 shares of capital stock, $0.001 par value per share, of which 300,000,000 shares are designated common stock and 20,000,000 shares are designated preferred stock. As of February 28, 2014, there were issued and outstanding 154,375,053 shares of common stock, warrants to purchase 45,650,654 shares of common stock, 300,000 shares of Series B preferred stock, 43 shares of Series D preferred stock and 5,000,000 shares of Series G preferred stock.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, other than the election of directors, will generally be required to approve matters voted on by our stockholders. Directors will be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors. Our certificate of incorporation does not provide for cumulative voting.

Dividends

Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our Board of Directors.

Other Rights

Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time.

Preferred Stock

Our board of directors, without stockholder approval, but subject to the rights of our outstanding preferred stock, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, to the extent that those are not fixed in our certificate of incorporation. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock that ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix the limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. We have outstanding shares of Series B, Series D and Series G Preferred Stock.

Series B Preferred Stock

We have 300,000 shares of Series B preferred stock issued and outstanding. The Series B preferred stock is currently convertible into shares of common stock at the conversion ratio of 6.887 shares of common stock for each share of Series B preferred stock converted. The Series B preferred stock conversion rate is subject to anti-dilution protection whereby, (subject to the exceptions) if the Company issues equity securities or securities convertible into equity at a price below the current conversion price of the Series B preferred stock of $0.1452 per share, the conversion price shall be adjusted downward to equal the price of the new securities.

The Series B preferred stock has a priority (senior to the shares of common stock) on any sale or liquidation of the Company equal to the purchase price of the Series B preferred stock, plus a liquidation premium of 6% per year. If the Company elects to declare a dividend on common stock in any year, it must first pay to the Series B preferred stockholders a dividend equal to the amount of the dividend the Series B preferred stockholder would receive if the Series B preferred stock were converted just prior to the dividend declaration.

Each share of Series B preferred stock has the same voting rights as the number of shares of common stock into which it would be convertible on the record date.

Series D Preferred Stock

We have 43 shares of Series D preferred stock outstanding. These shares are held by (i) X-Master Inc., which is a related party and affiliated with our Chief Executive Officer and Co-Chairman of the Board of Directors Dr. Andrey Semechkin and Dr. Ruslan Semechkin, Chief Scientific Officer and a director and (ii) our Chief Executive Officer and Co-Chairman of the Board of Directors Dr. Andrey Semechkin.

The holders of Series D preferred stock are entitled to vote as a separate class to elect two members of our Board of Directors. The holders of Series D preferred stock must approve certain transactions and are entitled to vote with the common stock on other matters on an “as converted” basis. Historically, the Series D preferred stock earned cumulative dividends at a rate of 10% per annum through December 31, 2011 and 6% per annum effective January 1, 2012, payable 15 days after each quarter end. During the years ended December 31, 2013 and 2012, dividends of $0 and $237,000 were paid to the holders, respectively.

On October 12, 2012, the Company and the holders of all of the outstanding shares of Series D and Series G preferred stock entered into a Waiver Agreement (the “Waiver Agreement”) pursuant to which such holders irrevocably waived their right to receive any and all accrued but unpaid dividends and interest thereon on or after September 30, 2012 on the Series D and Series G preferred stock. Under the Waiver Agreement, the holders of Series D preferred stock are restricted from transferring any shares of Series D preferred stock unless the transferee agrees to be bound by the Waiver Agreement.

The conversion rate of Series D preferred stock is protected by anti-dilution provisions in the event we issue shares of stock (or are deemed to issue shares of stock) at a price below $0.15 per share, which is the resulting conversion price following the initial purchase under the Purchase Agreement. As a result of that adjustment in December 2013, 28,666,667 shares of common stock are currently issuable upon conversion of the Series D Preferred Stock.

Series G Preferred Stock

We have 5,000,000 shares of Series G preferred stock outstanding. These shares are held by AR Partners, LLC, an affiliate of Dr. Andrey Semechkin, the Company’s Co-Chairman and Chief Executive Officer, and Dr. Ruslan Semechkin, Chief Scientific Officer and a director.

The Series G preferred stock was initially convertible into shares of common stock at $0.40 per share, resulting in conversion ratio of 2.5 shares of common stock for every share of Series G preferred stock. The conversion price may be adjusted for stock splits and other combinations, dividends and distributions, recapitalizations and reclassifications, exchanges or substitutions and is subject to a weighted-average adjustment in the event of the issuance of additional shares of common stock below the conversion price. As a result of subsequent transactions as of December 31, 2013, the conversion price of the Series G preferred stock is $0.3039, and the conversion ratio is 3.291shares of common stock for every share of Series G preferred stock. As of February 28, 2014, the current conversion price of the Series G preferred stock has been adjusted to $0.3028 per share as a result of subsequent share issuances under a stock purchase agreement with Lincoln Park Capital Fund, LLC, and the conversion ratio was adjusted to 3.3026 shares of common stock for every share of Series G preferred stock.

The shares of Series G preferred stock have priority over the Series B preferred stock, and Common Stock on the proceeds from any sale or liquidation of the Company in an amount equal to the purchase price of the Series G preferred stock, but such payment may be made only after payment in full of the liquidation preferences payable to holders of any shares of Series D preferred stock then outstanding. Each share of Series G preferred stock has the same voting rights as the number of shares of Common Stock into which it would be convertible on the record date. As long as there are at least 1,000,000 shares of Series G preferred stock outstanding, the holders of Series G preferred stock have (i) the initial right to propose the nomination of two members of the Board, at least one of which nominees shall be subject to the approval of the Company’s independent directors, for election by the stockholder’s at the Company next annual meeting of stockholders, or, elected by the full board of directors to fill a vacancy, as the case may be, and (ii) the right to approve any amendment to the certificate of incorporation, certificates of designation or bylaws, in manner adverse to the Series G preferred stock, alter the percentage of board seats held by the Series G preferred stock directors or increase the authorized number of shares of Series G preferred stock. At least one of the two directors nominated by holders of the Series G preferred stock shares shall be independent based on the NASDAQ listing requirements. The holders of Series G preferred stock must approve certain matters and are entitled to vote with the Common Stock on an “as converted” basis on other matters.

From the date of issuance of the Series G preferred stock, cumulative dividends at the rate per annum of six percent (6%) of the purchase price per share accrued quarterly on such shares of Series G preferred stock. However, on October 12, 2012, the Company and the holders of all of the outstanding shares of Series D and Series G preferred stock entered into Waiver Agreement pursuant to which such holders irrevocably waived their right to receive any and all accrued but unpaid dividends and interest thereon on or after September 30, 2012 on the Series D and Series G preferred stock. Under the Waiver Agreement, the holders of Series G preferred stock are restricted from transferring any shares of Series G Preferred Stock unless the transferee agrees to be bound by the Waiver Agreement.

Series A Warrants

The following summary of certain terms and provisions of Series A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Series A Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Duration and Exercise Price. Each Series A Warrant entitles the holders thereof to purchase one share of our common stock at an initial exercise price of $0.15 per share, through July 24, 2018. If the Placement Agent Warrants are exercised, we will issue for each Placement Agent Warrant one Series A Warrant to purchase one share of our common stock and one share of common stock.

Anti-Dilution Protection. The Series A Warrants contain full-ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the Series A Warrants, with certain exceptions. The terms of the Series A Warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Cashless Exercise. If, at the time a holder exercises its Series A Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Series A Warrant to the holder then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A Warrant.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Series A Warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock (other than additional non-control investments by Andrey Semechkin, Ruslan Semechkin and/or their affiliates), then the holders of the Series A Warrants will thereafter have the right to receive upon exercise of the Series A Warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the Series A Warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the Series A Warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the Series A Warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the Series A Warrants may require us under certain circumstances to redeem the Series A Warrant for a purchase price payable in cash of the Black-Scholes value of the Series A Warrant, as calculated pursuant to the terms of the Series A Warrant.

Transferability. The Series A Warrants may be transferred at the option of the Series A Warrant holder upon surrender of the Series A Warrants with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the Series A Warrants on any national securities exchange or other nationally recognized trading system.

Right as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series A Warrants.

Exercisability. The Series A Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and such underlying shares shall not be delivered until payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below) has been made. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the Series A Warrants may be amended or waived with our written consent and the written consent of the holders of at least 66 2/3% of the then-outstanding Series A Warrants (excluding Series A Warrants held by us).

Placement Agent Warrant

Duration and Exercise Price. The Placement Agent Warrant entitles the placement agent to purchase up to an aggregate of 666,666 additional units, with each unit consisting of one share of common stock and a Series A

Warrant to purchase one share of common stock. The Placement Agent Warrant is exercisable immediately at an initial exercise price of $0.15 per unit, subject to adjustment. The Placement Agent Warrant expires on July 24, 2018.

Exercisability. The Placement Agent Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and such units shall not be delivered until payment in full for the number of units purchased upon such exercise (except in the case of a cashless exercise as discussed below) has been made. With certain limited exceptions involving the exercise of Placement Agent Warrant in connection with a fundamental transaction in which our company is acquired by a third party, a holder (together with its affiliates) may not exercise any portion of the Placement Agent Warrant to the extent that, after giving effect to the shares of common stock issuable upon exercise of the Placement Agent Warrant and the shares of common stock issuable upon exercise of the Series A Warrants underlying such Placement Agent Warrant, the holder would own more than 9.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. The holder may, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise (either in whole or in part) the net number of units determined according to a formula set forth in the Placement Agent Warrant.

Transferability. The Placement Agent Warrant may be transferred at the option of the Placement Agent Warrant holder upon surrender of the Placement Agent Warrant with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the Placement Agent Warrant on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Placement Agent Warrant and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock (other than additional non-control investments by Andrey Semechkin, Ruslan Semechkin and/or their affiliates), then the holder of the Placement Agent Warrant will thereafter have the right to receive upon exercise of the Placement Agent Warrant such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the Placement Agent Warrant immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the Placement Agent Warrant (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the Placement Agent Warrant after the fundamental transaction.

Rights as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holder of the Placement Agent Warrant does not have the rights or privileges of holders of our common stock, including any voting rights, until the Placement Agent Warrant is exercised.

Transfer Agent

The transfer agent for our common stock is Securities Transfer Corporation. The transfer agent address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus has been passed upon for us by DLA Piper LLP (US), San Diego, California.

EXPERTS

The consolidated balance sheets of International Stem Cell Corporation and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in redeemable convertible preferred stock, and stockholders’ equity (deficit) and cash flows for the years then ended have been incorporated herein and in the registration statement in reliance upon the report of Mayer Hoffman McCann P.C., independent registered public accounting firm, and given upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding International Stem Cell Corporation and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.internationalstemcell.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the information currently in, and be incorporated by reference in, this prospectus.

We incorporate by reference into this prospectus the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

•	our annual report on Form 10-K for the fiscal years ended December 31, 2013 and 2012;

•	our definitive proxy statement for our Annual Meeting of Stockholders to be held on May 8, 2014;

•	the description of our common stock contained in our registration statement on Forms 10-SB12G filed under the Securities Exchange Act on April 4, 2006, including any amendment or reports filed for the purpose of updating such descriptions.

Each person to whom a prospectus is delivered will receive a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.internationalstemcell.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

International Stem Cell Corporation

Attention: Jay Novak

5950 Priestly Drive

Carlsbad, CA 92008

Telephone: (760) 940-6383

The information contained on our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by International Stem Cell Corporation in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$	*
Transfer agent’s fees and expenses		$2,500
Legal fees and expenses including Blue Sky fees		$10,000
Accounting fees and expenses		$10,000

Total		$22,500

*	previously paid

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision to indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. In addition, the Company’s certificate of incorporation includes a provision whereby the Company shall indemnify each of the Company’s directors and officer in each and every situation where, under the Delaware General Corporation law the Company is not obligated, but is permitted or empowered to make such indemnification, except as otherwise set forth in the Company’s bylaws. The Company’s certificate of incorporation also includes a provision which eliminates the personal liabilities of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Company’s bylaws provide that (1) it is required to indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law and may, if and to the extent authorized by the Board of Directors, indemnify its officers, employees or agents and any other person whom has the power to indemnify against liability, reasonable expense or other matters and (2) the Company shall advance expenses to its directors and officer who are entitled to indemnification, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

(a) Issuance of stock for cash or services.

These securities were offered and sold by us in reliance upon exemptions from the registration statement requirements provided by Section 4(a)(2) of the Securities Act or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

In December 2013, we sold 1,666,666 shares to an accredited investor, Lincoln Park Capital Fund, LLC (“Lincoln Park”) for a total of $250,000. Subsequent to December 31, 2013, from January 15, 2014 through March 10, 2014, we sold an additional 3,800,000 shares to Lincoln Park for an aggregate of approximately $817,000.

From December 17, 2010 through March 15, 2013, as part of the Common Stock Purchase Agreement with Aspire, the Company issued 11,033,333 shares of common stock for an aggregate of $6,206,049.

On March 9, 2012, the Company issued 5,000,000 shares of Series G Preferred Stock to an accredited investor for an aggregate of $5,000,000.

On January 22, 2013, the Company issued 10,125,000 shares of common stock and warrants to purchase 5,062,500 shares of common stock to two accredited investors, each of whom was an executive officer of the Company, for an aggregate of $2,025,000.

On March 12, 2013, the Company issued 5,000,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock to accredited investors, each of whom was a prior stockholder, for an aggregate of $1,000,000.

(b) Issuance of stock on conversion of preferred stock.

From the beginning of 2011 through March 27, 2014, the holders of a total of 500,000 shares of Series A Preferred Stock converted their shares to a total of 2,000,000 shares of common stock. These issuances were exempt pursuant to Section 3(a)(9) of the Securities Act. On January 22, 2013, 8,000,000 shares of common stock were issued for the conversion of all of our outstanding shares of Series C Preferred Stock which was an exempt issuance pursuant to Section 3(a)(9) of the Securities Act.

(c) Issuances upon conversion or exercise of warrants.

From the beginning of 2011 through March 27, 2014, we issued a total of 17,256,150 shares of common stock upon exercise or conversion of previously issued warrants. The issuances upon conversion were exempt from registration pursuant to Section 3(a)(9) of the Securities Act and the issuance upon exercise were exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California on April 2, 2014.

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Andrey Semechkin
Andrey Semechkin
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Andrey Semechkin Andrey Semechkin	Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2014

/s/ Jay Novak Jay Novak	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2014

/s/ Charles J. Casamento Charles J. Casamento*	Director	April 2, 2014

/s/ Paul Maier Paul V. Maier*	Director	April 2, 2014

/s/ Ruslan Semechkin Ruslan Semechkin*	Director	April 2, 2014

/s/ Donald A. Wright Donald A. Wright*	Co-Chairman and Director	April 2, 2014

*By:	/s/ Andrey Semechkin
Andrey Semechkin Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Placement Agent Agreement (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on July 19, 2013, File No. 000-51891).

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 10-KSB filed on April 9, 2007, File No. 000-51891).

4.2	Certification of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on May 12, 2008, File No. 000-51891).

4.3	Certification of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on January 5, 2009, File No. 000-51891).

4.4	Certificate of Designation of Series G Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on March 14, 2012, File No. 000-51891).

4.5	Form of Series A Warrant (incorporated by reference to Exhibit 4.7 of the Registrant’s Form 8-K filed on July 19, 2013, File No. 000-51891).

4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.10 of the Registrant’s Form 8-K filed on July 19, 2013, File No. 000-51891).

5.1	Opinion of DLA Piper LLP (US).*

23.1	Consent of Mayer Hoffman McCann P.C.

23.2	Consent of DLA Piper LLP (US) (included in exhibit 5.1).*

24.1	Power of Attorney*

*	Previously filed